Response to Item 77D

Eaton Vance Short Duration Diversified
Income Fund (EVG)
Material changes to the investment policies of the Fund are described in the "Notes to Financial Statements" in the semi-annual report to shareholders dated April 31, 2013 and are incorporated herein by reference.